UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 26, 2010

CAMCO FINANCIAL CORPORATION
(Exact name of registrant as specified in its charter)

DELAWARE	0-25196	51-0110823
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

814 Wheeling Avenue, Cambridge, Ohio	43725
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (740) 435-2020

Not Applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 4- Matters Related to Accountants and Financial Statements

Item 4.02 – Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On October 26, 2010, the Board of Directors of Camco Financial Corporation, in consultation with management and after working with our regulators, the Federal Reserve Bank of Cleveland (“FRB”), and Advantage Bank’s (“Bank”) regulators, the FDIC and Ohio Department of Financial Institutions (“ODFI”), determined that the previously issued unaudited consolidated financial statements for the quarter ended June 30, 2010, contained in our Quarterly Report on Form 10-Q filed August 16, 2010, should be restated to reflect an additional provision for losses on loan of $4.3 million. Accordingly, the previously issued consolidated financial statements for such period should not be relied upon.

Based on several factors, including input from the FRB, management determined that it needed to reconsider the adequacy of the allowance for loan losses (the “ALLL”) at June 30, 2010 in light of the directional trends of relevant factors, mainly nonperforming loans and classified assets. In this connection, management reassessed certain qualitative and subjective adjustments resulting in a determination that an additional provision of $4.3 million should be made to the ALLL.

As of the date of this filing, the following changes to the previously reported financial results are anticipated:

•	The Company’s net loss after tax for the three months ended June 30, 2010, will be $4.1 million compared to earnings of $219,000. Loss per basic share for the second quarter of 2010 will be $(.57), compared to the originally reported earnings per share of $.03. Due to the adjustments to the financial results for the second quarter of 2010, the Company’s after tax net loss for the six months ended June 30, 2010, will be $4.0 million compared to net earnings of $348,000. Loss per basic share for the six months ended 2010 will be $(.55), compared to the originally reported basic earnings per share of $.05.

•	The provision for losses on loans for the second quarter of 2010 will increase from $894,000 to $5.2 million. As a result of the increased provision for loan losses, the allowance for loan losses as of June 30, 2010 will increase to $15.7 million, or 36.8% of non performing loans, compared to the originally reported amount of $11.4 million, or 26.6% of non performing loans.

•	Loans receivable net will decline to $675.9 million from the previously reported level of $680.2 million and total assets will decline to $840.1 million from the previously reported level of $844.4 million.

•	Total stockholders’ equity at June 30, 2010 will decline approximately $4.3 million to $56.9 million from $61.2 million.

These changes will be reflected in a Quarterly Report on Form 10-Q/A for the quarter ended June 30, 2010, which we intend to file with the Securities and Exchange Commission as soon as practicable. Additionally, the Bank intends to amend accordingly its call report for the quarter ended June 30, 2010.

The Board of Directors has discussed the matters disclosed in this report on Form 8-K with Plante & Moran, PLLC, which serves as our independent registered public accounting firm.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CAMCO FINANCIAL CORPORATION

By: /s/ James E. Huston
James E. Huston
Chief Executive Officer

Date: October 27, 2010